Exhibit (p)(1)

REVIEWED AND APPROVED NOVEMBER 17, 2015

THRIVENT CODE OF ETHICS

for

THRIVENT FINANCIAL FOR LUTHERANS

THRIVENT ASSET MANAGEMENT, LLC

THRIVENT INVESTMENT MANAGEMENT INC.

THRIVENT MUTUAL FUNDS

THRIVENT SERIES FUND, INC.

THRIVENT CORE FUNDS

THRIVENT CASH MANAGEMENT TRUST

Table of Contents

I. INTRODUCTION	3

II. FIDUCIARY DUTY	4

III. PERSONS COVERED BY THE CODE	5

IV. DEFINED TERMS	7

A. Access Person	7

B. Automatic Investment Plan	8

C. Beneficial Ownership	8

D. Front-Running	9

E. Initial Public Offering (“IPO”)	9

F. Investment Personnel	9

G. Limited Offering	9

H. Material Violations	9

I. Portfolio Manager	9

J. “Purchase or Sale” of a Reportable Security	10

K. Reportable Fund	10

L. Reportable Securities Account	10

M. Reportable Security	10

N. “Security Held or to be Acquired”	11

O. Supervised Person	11

V. STANDARDS OF BUSINESS CONDUCT	11

A. General	11

B. Unlawful Actions	12

VI. CONFLICTS OF INTEREST	12

A. Fair Treatment	12

B. Gifts	13

C. Late Trading	13

D. Duty of Care	13

E. Transactions with Clients	13

F. Service as Outside Director or on Creditors’ Committee	13

VII. PERSONAL TRADING RESTRICTIONS	14

A. Restrictions for Access Persons	14

B. Additional Restriction for Investment Personnel	15

C. Additional Restriction for Portfolio Managers	16

VIII. PRE-CLEARANCE REQUIREMENTS	17

A. Transactions Exempt from Pre-Clearance	17

B. Access Persons Exempt from Pre-Clearance	19

C. Procedures for Obtaining Pre-Clearance	19

D. Procedures for Options Exercise	19

E. Prohibition on Self Pre-clearance	19

IX. ACCESS PERSON REPORTING REQUIREMENTS	20

A. Approved Accounts	20

B. Statements and Confirmations	20

C. Initial and Annual Holdings Reports	20

D. Quarterly Reports	21

E. Annual Certifications	21

F. Independent Fund Directors	22

G. Independent Directors of Advisers	22

H. Transactions Exempt from Quarterly Reporting	22

I. Reporting Violations	22

X. ADMINISTRATION OF CODE OF ETHICS	23

A. Procedures	23

B. Exceptions	23

C. Board Reports	23

D. Recordkeeping Requirements	24

E. CCO Annual Review	25

F. Sanctions and Forfeitures	25

G. Waivers	25

H. Footnotes	25

I. Privacy	25

Thrivent Code of Ethics

I. INTRODUCTION

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to establish, maintain and enforce a code of ethics which, among other things, sets forth the standards of business conduct required of their “supervised persons” as defined in Advisers Act Section 202(a)(25) and “access persons” as defined in Rule 204A-1 and requires them to comply with the Federal Securities Laws.1 Similarly, each registered investment company and its investment advisers and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) containing provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the rule (Rule 204A-1 and Rule 17j-1, collectively, “Rules”).

In conformity with the Rules, this Code has been adopted by the following entities: Thrivent Financial for Lutherans (“TFL”) and Thrivent Asset Management, LLC (“TAM”) (each an “Adviser”; collectively, the “Advisers”), Thrivent Investment Management Inc. (“TIMI”) (the “Principal Underwriter”) and the Thrivent Mutual Funds, Thrivent Series Fund, Inc., Thrivent Core Funds, and Thrivent Cash Management Trust (each a “Fund”; collectively, the “Funds” and together with the Advisers and the Principal Underwriter, the “Regulated Companies” or “Thrivent”). (An individual series or a portfolio of a Fund is herein sometimes referred to as a “Fund Portfolio”.)

The Board of Directors/Trustees of each Fund (“Fund Board”), including a majority of the Directors/Trustees who are not interested persons of a Fund (“Independent Fund Directors”), must approve the code of ethics of the Funds, as well as the code of ethics of each Adviser, each Fund sub-adviser and the Principal Underwriter and any material changes to such codes. The Fund Board must base its approval of a code of ethics and any material changes on its determination that the code contains provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in acts, practices or courses of business prohibited by the anti-fraud provisions of the rule.

(1)	Advisers Act Rule 204A-1 defines the term “Federal Securities Laws” to include: (1) the Securities Act of 1933, as amended; (2) the Securities Exchange Act of 1934, as amended; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act of 1999; (7) any rules adopted by the SEC under those statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

This Code does not apply to officers, directors, employees or supervised persons of any sub-adviser to the Funds provided that such entity has adopted its own Code of Ethics pursuant to the Rules and such Code of Ethics has been approved by the Fund Board. Abusive personal investment activities by access persons are prohibited not only by the Rules, but also by other provisions of the federal securities laws. For example, a Fund manager who engages in Front Running (as hereinafter defined) or makes investment decisions for a Fund with the intent to benefit personally would, in addition to violating Rule 17j-1, violate the antifraud provisions of Section 17(a) of the Securities Act of 1933, as amended (“Securities Act”), Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Exchange Act Rule 10b-5. If a Fund and its portfolio manager purchase or sell securities in the same company, the portfolio manager may have engaged in a “joint transaction” with the Fund in violation of 1940 Act Section 17(d) and related Rule 17d-1. If a portfolio manager causes a Fund to purchase particular securities in exchange for any compensation (in the form of securities, private investment opportunities, favorable trading terms, or other similar benefits), the manager would violate 1940 Act Section 17(e), which prohibits any portfolio manager or other fund insider, acting as agent, from receiving compensation from outside sources in exchange for the purchase or sale of any property to or from an investment company. An investment adviser whose portfolio manager or other employees engage in abusive investing would violate Advisers Act Section 206, which prohibits investment advisers from engaging in certain fraudulent conduct and imposes a strict fiduciary duty on all advisers.

Penalties for violation of these laws can be severe and extend to all Thrivent Financial for Lutherans’ affiliates and their officers and directors as well as to the individual.

If you have any questions concerning this Code, please contact the relevant Chief Compliance Officer of the Regulated Companies (“CCO”) or a designated person within the Asset Management Law Department of the General Counsel’s Office (“GCO”) (individually and collectively, “Compliance”). CCO for each Adviser means the Chief Compliance Officer as designated on the Adviser’s Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable. For the Funds, it means the CCO approved by the Fund Board or that CCO’s designee.

II. FIDUCIARY DUTY

The Securities and Exchange Commission (“SEC”) and the Supreme Court have consistently opined that an investment adviser owes a “fiduciary duty” to its advisory clients. As fiduciaries, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients, including the Funds and their shareholders (collectively, “Clients”).

Our Clients’ interests are paramount and must come before our personal interests. Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. When acting in a fiduciary capacity, Thrivent will adhere to the highest standards of care and diligence in conducting our activities. We must be particularly sensitive to situations in which the interests of Clients conflict with those of Thrivent, striving always to identify and avoid material conflicts of interest or to disclose those conflicts which cannot be avoided.

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset and it is our responsibility to take the actions needed to help preserve that reputation. For that reason, we have established a Code of Conduct, with the expectation that everyone acting on behalf of Thrivent will understand and follow its principles. To further these goals, we have also adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

III. PERSONS COVERED BY THE CODE

Except as provided in the following sentence, this Code applies to all Supervised Persons of the Advisers2 and all Access Persons3 of the Regulated Companies. For TFL, in reliance on interpretative guidance of the staff of the SEC4, this Code and the Rules do not apply to Non-Advisory Personnel of TFL. “Non-Advisory Personnel” include officers, employees or supervised persons of TFL, other than directors, who are not involved, either directly or indirectly in TFL’s investment advisory activities. The Advisers Act defines Supervised Person to include “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.” Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Supervised Persons, including independent directors of the Advisers, are required to comply with the Federal Securities Laws, to acknowledge receipt of this Code and to report any violations of this Code promptly to the CCO. However, Supervised Persons who are not also Access Persons are not required to file periodic reports of personal securities transactions and holdings.

All Access Persons are required to satisfy the above requirements applicable to Supervised Persons. In addition, Access Persons are required to file periodic reports of their personal securities transactions and holdings and are generally required to pre-clear personal securities transactions unless specifically exempt from pre-clearance under this Code.

[2]	See Advisers Act Section 202(a)(25) for definition of “supervised person”. Note that independent directors of advisers are not excluded from this statutory definition.
[3]	See Advisers Act Rule 204A-1(e)(1) and 1940 Act Rule 17j-1(a)(1) for definitions of “access person”.
[4]	Prudential Insurance Company of America (pub. avail. March 1, 2005)(providing relief from compliance with rule 204A-1 with respect to non-advisory personnel).

Under the Advisers Act, “access person” is defined as “[a]ny of your supervised persons . . . [w]ho has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or . . . is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. . . . If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.”5 The presumption is rebuttable, meaning that an adviser may demonstrate that independent directors are not access persons depending upon their activities. “Access person” is defined slightly differently under the 1940 Act, and contains a presumption that all of a Fund’s directors and officers are access persons of the Fund.6

Based on these defined terms, for any Adviser whose primary business is other than providing investment advice (i.e., TFL), Thrivent has determined that officers or directors who are not involved in, and have no access to, non-public investment recommendations shall not be deemed Access Persons for purpose of this Code. For any Adviser whose primary business is rendering investment advice, all officers and directors are presumed to be Access Persons unless the CCO, after consultation with the Adviser’s Chief Legal Officer (“CLO”), has determined that a particular officer or director may be excluded from its Access Persons.

For purposes of this Code, Thrivent deems the following to be Access Persons:

•	any Officer, Director or Trustee of a Fund;

•	any Officer or Manager of TAM, unless the CCO, in consultation with the CLO, has determined that an Officer or Manager of TAM neither makes, participates in nor obtains information regarding the purchase or sale of Reportable Securities by a Client, and is not involved in any investment recommendations relating to the purchase or sale of Reportable Securities;

[5]	Advisers Act Rule 204A-1(e)(1). Providing investment advice is not the primary business of Thrivent Financial for Lutherans.
[6]	See 1940 Act Rule 17j-1(a)(1) which, in pertinent part, defines “access person” as follows:

i. Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

ii. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

•	any Officer or Director of TFL or the Principal Underwriter, and any employee of a Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding, the purchase or sale of Reportable Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; including, specifically;

•	Certain employees of the Investment Division (“Securities Department”);

•	Certain employees in the Fund Accounting Administration and Fund Accounting Operations Departments of Investment Accounting (“Fund Accounting”);

•	Certain employees in the GCO;

•	Certain employees in Information Technology;

•	Members of the Portfolio Compliance and Valuation Committee;

•	any Officer, Director, Trustee or employee of a Regulated Company who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund;

•	any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Reportable Securities by a Fund; and

•	any other person who the CCO determines to be an Access Person.

Each Supervised Person and/or Access Person shall be notified of his or her status under this Code and be provided with a copy of this Code and any amendments and shall provide an acknowledgement of such receipt, provided, however, that with respect to Officers, Directors or Managers of TFL or TAM who are determined not to be Access Persons, this requirement may be satisfied by the receipt and acknowledgement of the Thrivent Code of Conduct. Your receipt of this Code or the Code of Conduct, if applicable, for your review and signature means that you are a Supervised Person and/or Access Person to whom the Code applies. Should you have any doubt as to whether this Code applies to you, you should contact your CCO.

IV. DEFINED TERMS

As used in the Code, the following terms have the following meanings:

A. Access Person

Relevant definitions of Access Person from both of the Rules appear in Section III, above. Under Rule 204A-1, the term “access person” includes any Supervised Person who has access to nonpublic Client information regarding purchase or sale of securities or portfolio holdings, or is involved in making, or has access to, non-public securities recommendations to Clients. In addition, the definition of “access person” under Rule

17j-1 includes the defined term “advisory person” which covers, among other things, any director, officer, or employee of the Funds or the Advisers “who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.” Since together these terms cover all relevant personnel, for purposes of this Code, the term Access Person means and includes any “advisory person” as defined by Rule 17j-1.

Note: All Access Persons are subject to pre-clearance and reporting of personal securities transactions unless explicitly exempt under Section VIII.

B. Automatic Investment Plan

Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

C. Beneficial Ownership7

An individual’s direct or indirect pecuniary interest in a Reportable Security, which includes, but is not limited to:

•	Securities held in his or her name;

•	Securities held by members of a person’s immediate family sharing the same household (“Residential Family Member”). Immediate family members include anyone who is related to a person in any of the following ways, whether by blood, adoption, marriage, or domestic partnership:

•	spouse or domestic partner

•	children, stepchildren, and grandchildren

•	parents, stepparents, and grandparents

•	siblings

•	parent-, children-, and siblings-in-law;

•	A general partner’s proportionate interest in the portfolio of securities held by a general or limited partnership;

•	Securities held by a trust of which the person is a beneficiary where a trustee, other than the person, does not exercise exclusive investment control;

[7]	The term “beneficial ownership” is defined in Exchange Act Rule 16a-1(a)(2).

•	Securities held by an investment club of which the person is a member and in which he or she has a direct or indirect pecuniary interest; and

•	Securities held by an entity (including without limitation corporations, trusts and partnerships) or other person (such as acting as guardian or conservator) if the person has or shares authority over the investment decisions for such entity or person.

D. Front-Running

The purchase or sale of a security in anticipation of and prior to any Adviser effecting similar transactions for Clients in order to take advantage of or avoid changes in market prices expected to result from the Client’s transactions.

E. Initial Public Offering (“IPO”)

An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

F. Investment Personnel

Any Access Person who (1) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for Clients, and (2) any natural person who controls a Regulated Company and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients. Note: All Portfolio Managers, Associate Portfolio Managers, traders, analysts and employees in the Equity Research and Credit Research areas, and their direct or indirect supervisors in the Investment Division are deemed to be Investment Personnel.

G. Limited Offering

An offering exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited offerings are commonly referred to as “private placements”. For the purposes of this Code, bank loans are considered “Limited Offerings”.

H. Material Violations

Material violations of this Code include, but are not limited to, (a) any unlawful action as described in Section V.B., or (b) a second failure within a 24-month period to (i) obtain pre-clearance, (ii) comply with any applicable holding period, (iii) comply with any applicable black-out period or (iv) comply with any of the other stated restrictions on personal securities transactions.

I. Portfolio Manager

Any Investment Personnel entrusted with the direct responsibility and authority to make investment decisions affecting a Client portfolio. This includes the Chief Investment Officer, the Head of Equities, the Head of Fixed Income and each person in the Securities Department who has been sub-delegated authority by the Chief Investment Officer to determine what securities shall be purchased, sold or held for a Client portfolio.

J. “Purchase or Sale” of a Reportable Security

The purchase, sale, other acquisition or disposition (collectively, a “transaction”) of a Reportable Security, including, among other things, the purchase or writing of an option to purchase or sell a Reportable Security.

K. Reportable Fund

For purposes of this Code, a Reportable Fund includes any Thrivent Fund or Fund Series other than the Thrivent Money Market Fund and the Thrivent Money Market Portfolio, respectively.

L. Reportable Securities Account

Any account of a broker, dealer, bank or other entity that has the ability to purchase, sell, or hold, directly or indirectly, a Reportable Security in which an Access Person has, or by reason of such transaction or holding would acquire, any Beneficial Ownership.

M. Reportable Security

Any security as defined in the Advisers Act and the 1940 Act8 except (1) direct obligations of the Government of the United States; (2) currencies; (3) commodities (such as agricultural products) and options and futures on commodities that are traded on a commodities exchange; (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (5) shares issued by money market funds; (6) shares issued by open-end funds other than Reportable Funds; and (7) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security includes bank loans. Further, the term Reportable Security covers more categories of securities than the term “Covered Security”9 that is used for compliance with both of the Rules. By SEC staff interpretation, Reportable Security includes shares issued by Exchange Trade Funds (“ETFs”) whether issued as open-end ETFs or unit investment trust ETFs.10 ETFs organized as closed-end funds are also Reportable Securities under this Code.

[8]	Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) define security as “any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, limited partnership interest, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”
[9]	“Covered Security” under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.
[10]	The SEC staff has refused to grant no-action relief with respect to a request to exempt UIT-ETFs from the reporting requirements of adviser and fund codes of ethics and strongly urged advisers and funds to treat open-end ETFs and UIT ETFs consistently. See National Compliance Services, Inc., pub. avail (Nov. 20, 2005).

N. “Security Held or to be Acquired”

Any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Advisers for purchase by a Client, including any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

O. Supervised Person

“Supervised person” means any Officer, Director, Manager or employee of an Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the investment adviser; provided that, Non-Advisory Personnel of TFL shall not be treated as Supervised Persons subject to this Code.

V. STANDARDS OF BUSINESS CONDUCT

A. General

Each Supervised Person and/or Access Person shall adhere to the highest ethical standards and shall, at all times:

•	place the interests of Clients before his/her personal interests;

•	conduct all personal securities transactions in a manner consistent with this Code, to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

•	never use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client.

To assure compliance with these standards of conduct and the Federal Securities Laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.11 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the laws, this Code and applicable compliance manuals, policies and procedures.

B. Unlawful Actions12

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

VI. CONFLICTS OF INTEREST

Supervised Persons and/or Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Thrivent or which would impair their ability to discharge their duties with respect to us and our Clients. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest.

A. Fair Treatment

Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

[11]	Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Funds’ policies and procedures adopted pursuant to 1940 Act Rule 38a-1, as they may exist from time to time.
[12]	The term “Unlawful Actions” is defined in Rule 17j-1(b).

B. Gifts

No Supervised Person and/or Access Person shall accept a gift, favor, or service from any person or company that, to the actual knowledge of such Access Person, does business or is seeking to do business with a Regulated Company, that creates a real or perceived conflict of interest or is lavish or extravagant.13

C. Late Trading

Access Persons must refrain from knowingly placing trades in any mutual fund after it closes while obtaining that day’s price for the fund shares.

D. Duty of Care

When acting as fiduciaries, the Advisers have a duty to perform their services carefully. Negligence in the performance of investment advisory activities may result in liability to the injured Client. Clients expect that Adviser personnel will perform their responsibilities with the care and skill that is appropriate under the circumstances. This responsibility requires, among other things, that securities recommendations be made on the basis of adequate investigation and that any recommended investment is suitable to the particular Client in light of the nature and objectives of that Client.

E. Transactions with Clients

No Supervised Person and/or Access Person shall buy or sell any security or other property in which such person has a beneficial interest from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of a Fund or the contract owner of a variable annuity, life insurance or any other product that is funded or issued by a Fund.

F. Service as Outside Director or on Creditors’ Committee

No Investment Personnel shall serve on the board of directors of any company that is subject to the reporting obligations of Exchange Act Section 12 or 15, or in any similar capacity, absent prior authorization from the CCO, in consultation with the CLO, based upon a determination that the board service would be consistent with the interests of Clients. If such board service is authorized, such Investment Personnel shall be isolated from the investment making decisions of the Funds or other Clients with regard to securities of the company on whose board the individual serves. Supervised Persons may not serve on a creditors’ committee absent prior authorization from the Chief Investment Officer in consultation with the CLO and, if so authorized, may be subject to strict information barriers. This restriction shall not apply to any Independent Fund Director or any independent director, manager or trustee of an Adviser that is not, in fact, an Access Person as defined above.

[13]	Supervised Persons and Access Persons are also subject to the Thrivent Financial Gift and Business Entertainment Policy. See www.thriventcodeofconduct.com.

VII. PERSONAL TRADING RESTRICTIONS

A. Restrictions for Access Persons14

1.	Open Client Orders. Front-running is illegal and prohibited under this Code. No Access Person will be granted pre-clearance for the purchase or sale of any Reportable Security on a day that any Client or Adviser has a pending “buy” or “sell” order in the same Reportable Security until the order is withdrawn or executed. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

2.	IPO and Limited Offering Restrictions. No Access Person, other than an Independent Fund Director, shall purchase, directly or indirectly, in an Initial Public Offering or a Limited Offering of any Reportable Security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership without the prior written approval of Compliance. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Thrivent. Once pre-approval has been granted, the pre-approved transaction must be executed within 48 hours or such other period specified by Compliance. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer. If the purchase of a Limited Offering is approved, the Access Person must disclose his or her position in the issuer of the security whenever he or she is involved to any material extent in any subsequent consideration of the securities of such issuer by or on behalf of a Client and the determination of whether to make such investment must be made or reviewed by Investment Personnel having no personal interest in the issuer. The sale or disposition of a security obtained in an Initial Public Offering or a Limited Offering of any Reportable Security must also be pre-cleared.

3.	Short Sales. No Access Person, other than an Independent Fund Director, shall effect a short sale of a Covered Security unless such transaction is a short sale transaction known as a short sale “against the box” (i.e., the Access Person owns the security which is subject to the short sale). However, an Access Person may effect a short sale of an ETF in a transaction that is not “against the box.”

[14]	Certain substantive restrictions are required by law while others are based on best practices recommended by the Investment Company Institute under Rule 17j-1 or by the Investment Advisers Association under Rule 204A-1.

4.	Rumors. No access person shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price of such security. An access person must promptly report to Compliance any circumstance which would lead the employee to believe such statement or report might have been originated, circulated or received.

5.	Restricted Securities. Thrivent maintains a confidential Restricted Securities List. No Access Person will be granted pre-clearance for the purchase or sale of securities on the list. No exception will be granted without prior written approval from Compliance.

B. Additional Restriction for Investment Personnel

The following personal trading restriction must be complied with in addition to all those pertaining to Access Persons.

1. 60-Day Holding Period

No Investment Personnel shall profit, directly or indirectly, from the purchase and sale or sale and purchase of the same or equivalent Reportable Security within any 60 calendar-day period. In the event an Investment Personnel engages in such transactions, the later transaction shall, if practicable, be rescinded. This restriction does not apply to transactions that result in a loss through trading within a period shorter than 60 calendar days. This prohibition applies to all Reportable Securities unless excepted below.

Note: The 60-day rule covers “equivalent” securities; therefore, the rule would prohibit options transactions on or short sales of a security within 60 days of its purchase. Also the 60-day rule is applied on a “last in—first out” basis. For example, if Investment Personnel purchases ABC stock on January 1, 2006, and makes a subsequent purchase of ABC stock on December 1, 2007, he or she may not sell any shares of ABC stock until January 31, 2008. The “clock” restarts each time a trade is made in the security.

2. Exceptions to the 60-Day Holding Period

All transactions in a Covered Security by Investment Personnel are subject to the 60-day holding period, except:

a.	In cases of immediate and heavy financial need where funds are not readily available from other sources, Investment Personnel may request approval for the sale of Reportable Securities from Compliance. The request must be in writing and set forth the circumstances of the request, and must not exceed the amount needed to meet the financial hardship, including anticipated income taxes. Compliance has no obligation to grant the request.

b.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

c.	Reportable Security in the actively traded securities of an issuer with a market capitalization of $10 billion or more (“Large Company Securities”).

d.	Option contracts of Large Company Securities.

C. Additional Restriction for Portfolio Managers

The following personal trading restriction must be complied with in addition to those pertaining to Access Persons and Investment Personnel.

1. Seven Day Blackout

No Portfolio Manager shall purchase or sell any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in any Reportable Security within a period of seven (7) calendar days15 before or after any transaction in such Reportable Security by or on behalf of a fund, portfolio or multi-asset account “sleeve” that he or she manages (other than a purchase or sale of a Reportable Security in an index fund). Any such transactions shall, if practicable, be rescinded. This limitation applies to all Reportable Securities unless excepted below.

2. Exceptions to Seven Day Blackout

Transactions in the following securities are exempt from the Seven Day Blackout:

a.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

b.	Reportable security of Large Company Securities.

c.	Option contracts of Large Company Securities.

[15]	The day of the subject transaction is not included in computing the seven day calendar period; for example, if the fund or portfolio purchases a Reportable Security on a Monday, the Portfolio Manager may not purchase the security until the following Tuesday.

d.	Purchase or sale of Reportable Securities by a person who is a Portfolio Manager solely as a result of being the direct or indirect supervisor of a Portfolio Manager (i.e., the Chief Investment Officer, the Head of Equities and the Head of Fixed Income) within a period of seven (7) calendar days before any transaction in such Reportable Security, provided that, such person is unaware that such Reportable Security is under consideration by a Portfolio Manager.

e.	Purchase or sale of Reportable Securities by the Head of Equities that are held in a portfolio or fund managed by a Portfolio Manager that invests in fixed income securities and reports to the Head of Fixed Income.

f.	Purchase or sale of Reportable Securities by the Head of Fixed Income that are held in a portfolio or fund managed by a Portfolio Manager that invests in equity securities and reports to the Head of Equities.

VIII. PRE-CLEARANCE REQUIREMENTS

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership without the prior approval of Compliance unless exempt from pre-clearance as provided below, provided, however, that no person shall be required to pre-clear a transaction effected for any account over which such person has no direct or indirect influence or control.

A. Transactions Exempt from Pre-Clearance

Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX. Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed below applies to a given transaction. All transactions in a Reportable Security must receive prior clearance except:

1.	Mutual Funds. Shares in registered open-end investment companies (i.e., mutual funds) registered under the 1940 Act, including Reportable Funds, although Access Persons are reminded that “market timing” the Funds violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties;[16]

2.	Unit Investment Trusts. Shares in a unit investment trust registered under the 1940 Act.

3.	Closed-end Funds not listed on Attachment A. Shares in a closed-end fund registered under the 1940 Act. However, this exemption does not apply to the closed-end funds listed in Attachment A or to any closed-end fund registered under the 1940 Act as a business development company.

[16]	Purchases or sales of Reportable Funds are still subject to the Reporting Requirements in Section IX, below.

4.	Exchange Traded Funds. Note: Preclearance is required for Exchange Traded notes.

5.	Investments based on a broad index or non-reportable security. Derivatives or other investments whose value is based on exchanged traded funds, broad based indices (e.g., S&P 500), or non-Reportable Securities (e.g., commodities, currencies, interest rates or U.S. Treasuries.

6.	Government Debt. Debt issued or guaranteed by the United States government.

7.	Governmental Agencies. Debt issued by an enterprise sponsored by the United States government.

8.	Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

9.	Tenders/Exchanges. Purchases and sales of securities pursuant to a tender offer or exchange offer.

10.	Exercise of Stock Option of Corporate Employer by Residential Family Member. Purchases as part of the exercise by a Residential Family Member of a stock option issued by the corporation employing the Residential Family Member. Note, sales must be pre-cleared.

11.	Dividend Reinvestment Plans (“DRIP”). Purchases effected through pre-established instructions in a DRIP. An Access Person should notify the Compliance Office that he or she will be participating in the DRIP. Note, pre-clearance is required for any purchases or sales in a DRIP that are not conducted as part of the pre-established instructions, including the purchase of shares to initiate participation in the DRIP or the sale of shares held in a DRIP.

12.	Automatic Investment Plans (“AIP”). Purchases and sales effected through an AIP. An Access Person should notify the Compliance Office that he or she will be participating in the AIP. Note, pre-clearance is required for any purchases or sales in an AIP that are not conducted as part of the pre-established instructions, including the purchase of shares to initiate participation in the AIP or the sale of shares acquired through an AIP.

13.	Managed Accounts. Purchases and sales effected through an account managed on a fully discretionary basis by an independent third party adviser without prior consultation with the employee.

14.	Inheritances. The acquisition of securities through inheritance.

15.	Gifts. Giving or receiving a Reportable Security as a gift or donation.

16.	Non-volitional Transactions. Purchases or sales which are non-volitional on the part of either the Access Person or the Client. Such transactions would include inherited shares, corporate actions, the disposition of securities as worthless, the automatic liquidation of fractional shares, etc.

B. Access Persons Exempt from Pre-Clearance

Independent Fund Directors and Independent Adviser Directors are exempt from pre-clearance. In addition, the CCO may exempt persons who are classified as an Access Person solely because they are a manager/director or officer of an Adviser from pre-clearance. Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX, except as expressly provided in that Section.

C. Procedures for Obtaining Pre-Clearance

1.	An Access Person must request pre-clearance through the Personal Trading Assistant (“PTA”)[17]. PTA may be accessed through the Thrivent intranet site. The Access Person will be advised through a message on PTA if the Pre-clearance request was APPROVED or DENIED. If the preclearance request requires manual approval an email will be sent when the Pre-clearance request has been APPROVED or DENIED.

2.	Pre-clearance shall be valid for only the day given. Note: Access Persons are reminded to cancel any limit order that is not executed during the pre-clearance period.

D. Procedures for Options Exercise

The purchase or sale of an option on stocks by an Access Person must be pre-cleared. The exercise of an option to buy or sell the underlying stock must also be pre-cleared and is subject to the holding period and blackout provisions of Section VII.

E. Prohibition on Self Pre-clearance

No Access Person shall (1) manually pre-clear his or her own trades, (2) review his or her own reports or (3) approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, the CLO or his designee will perform such actions as are required of the CCO by this Code.

Access Persons are cautioned that pre-clearance or exemption of a transaction under this Section is not a “safe harbor” and does not shield the individual in the event he or she otherwise violates applicable securities laws or regulations.

[17]	The PTA may be accessed through the Thrivent intranet site under “Requests and Forms”; “Compliance”; “Related Links”.

IX. ACCESS PERSON REPORTING REQUIREMENTS

Note: Reportable Funds are subject to the reporting requirements of this Section.

A. Approved Accounts

All Reportable Securities Accounts maintained by Access Persons, other than Independent Fund and Adviser Directors, must be maintained with firms that are on the Approved Account List (see Attachment B). Exceptions to the Approved Account List requirement may be granted by the CCO in very limited circumstances at the request of the Access Person. For example, exceptions may be granted for certain non-Thrivent 401(k) plans or accounts managed on a fully discretionary basis by an independent third party adviser.

It is a violation of this Code for an Access Person, other than an Independent Fund Director, to maintain a Reportable Securities Account that is not disclosed to Compliance and approved under this Section IX.A. Report accounts as soon as the account is opened or a pre-existing account becomes associated with you (such as through marriage or inheritance) by sending an email with account details (firm name, account number, account name, and date established) to Box PTS COE.

New Access Persons will have 45 days to move their existing accounts to a brokerage firm on the Approved Account List or to another approved account.

B. Statements and Confirmations

Access Persons consent to having timely duplicate brokerage confirmations (if available) and account statements submitted to Compliance for all Reportable Securities Accounts approved under this Section IX.A. At the request of Compliance, Access Persons must arrange for Compliance to receive such duplicate brokerage confirmations and/or periodic account statements on a timely basis so Compliance can verify all account holdings and transaction activity.

C. Initial and Annual Holdings Reports

Each Access Person, other than Independent Fund and Adviser Directors, must submit to the Compliance Office a personal holdings report not later than ten (10) calendar days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 calendar days prior to becoming an Access Person; and (ii) annually, on February 10, or such other date selected by the CCO, as of a date not more than 45 calendar days prior to the date the report was submitted. Holdings reports must contain the following information:

1.	the title and type of each Reportable Security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	the name of any broker, dealer, bank or other entity with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that any account that has the ability to hold Reportable Securities must be included, even if the account currently does not hold any Reportable Securities); and

3.	the date the Access Person submits the report.

D. Quarterly Reports

Within 30 calendar days after the end of each calendar quarter, each Access Person, other than Independent Fund and Adviser Directors, must submit a report to the Compliance Office via PTA covering all transactions in Reportable Securities during the quarter. Transaction reports must contain the following information:

1.	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the security at which the transaction was effected;

4.	the name of the broker, dealer, bank or other entity with or through which the transaction was effected; and

5.	the date the Access Person submits the report.

E. Annual Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Supervised Person and Access Person annually. Additionally, each Supervised Person and Access Person will be provided a copy of any Code amendments. Annually, after reading the Code, each Supervised Person and Access Person (excluding Independent Fund Directors) shall make the required certification that he or she has (1) read and understands this Code and recognizes that he or she is subject to the Code and (2) complied with all requirements of the Code to which he or she is subject and (3) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Annual certifications are due within forty-five (45) days after the end of each calendar year. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Supervised Persons and/or Access Persons attending.

F. Independent Fund Directors

Independent Fund Directors are exempt from Initial and Annual Holdings reports and the Annual Certification. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Fund Directors should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.18

G. Independent Directors of Advisers

By no-action relief, the SEC staff has exempted independent directors of investment advisers to Funds from reporting of personal holdings and transactions.19 Accordingly, independent directors of TFL are exempt from Initial and Annual Holdings Reports and the Annual Certification. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Independent Adviser Directors should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.

H. Transactions Exempt from Quarterly Reporting

Access Persons are not required to include purchases and sales of Reportable Securities that are made pursuant to an Automatic Investment Plan or dividend reinvestment transactions on their quarterly transaction reports.

A person need not make a quarterly transaction report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control.

I. Reporting Violations

Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith. Please refer to Thrivent’s Code of Conduct for information on making anonymous reports.

[18]	See Rule 17j-1(d)(2)(ii).
[19]	See Mackenzie Investment Management, pub. avail (August 8, 2000).

X. ADMINISTRATION OF CODE OF ETHICS

A. Procedures

The CCO shall use reasonable diligence and institute procedures necessary to prevent violations of the Code. Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis.

Any Material Violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be Material Violations to the relevant CLO and Chief Investment Officer (“CIO”) and/or the Fund Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a censure must be approved by the relevant Adviser’s CLO, CIO or Adviser Board.

B. Exceptions

With prior written approval from the CLO and CCO, an account may qualify for an exception from the Code if it would be consistent with the general principles and objectives of the Code, taking into consideration factors that include the potential for harm to the Funds, the reason for the request, and whether the procedural and reporting requirements of this Code are necessary or appropriate to protect the Funds. Such an exception may be granted for an account where:

1.	a person has no trading discretion or influence over the account, such as a blind trust, or

2.	it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program and a person participates in investment decisions with respect to the account.

C. Board Reports

No less frequently than annually, the Fund CCO shall furnish to the Fund Boards and the chief compliance officer for the Advisers shall furnish to the boards of directors/managers of the Advisers (the “Adviser Boards” and together with the Fund Boards, the “Boards”), and each Board must consider, a written report that:

•	Describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about Material Violations of the Code and procedures and/or sanctions imposed in response to the material violations; and

•	Certifies that the Fund or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Boards shall also, as necessary, consider reports concerning recommended sanctions for Code violations and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section X, should be imposed for the material violations reported. The Boards shall also, as necessary, consider whether it is appropriate under the circumstances for any forfeitures to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

D. Recordkeeping Requirements

Each Regulated Company must maintain records relating to this Code as required by law and make them available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. To the extent appropriate and practicable, all such required records shall be preserved on a consolidated basis on behalf of the Regulated Companies, for the periods and in the manner required by Rule 17j-1 and Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically. Required records include:

•	A copy of any Thrivent Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each report required by this Code to be made by an Access Person or Supervised Person, including broker confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place. However, written acknowledgments required under Section IX.E shall be retained until five years after the person ceases to be subject to reporting under Section IX.E.;

•	A record of all persons, currently or within the past five years, who are or were required to make reports under Section IX, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a Limited Offering.

E. CCO Annual Review

The CCO shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review.

F. Sanctions and Forfeitures

1.	Sanctions. Upon learning of a violation of this Code, the relevant Adviser may impose any sanction deemed appropriate under the circumstances, including, but not limited to, verbal or written warnings and censures, letters of reprimand, monetary sanctions, suspension of personal trading activity, disgorgement and forfeiture of profits, or suspension or termination of employment.

2.	Forfeitures. Any profits derived from securities transactions in violation of this Code shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO, in consultation with the relevant CLO, to be appropriate under the circumstances, or to a charitable organization selected by the Adviser, as applicable. Gifts accepted in violation of the Code shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of Clients. No profits shall be forfeited from securities transactions by an Access Person pre-cleared in good faith. Good faith pre-clearance does not include transactions pre-cleared by Access Persons who knowingly submit requests for pre-clearance while in possession of material, non-public information with respect to the security or any Adviser’s advisory recommendations relating to the security.

G. Waivers

The CCO, in consultation with the relevant CLO, may grant waivers of any Code provision that is not required by law in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

H. Footnotes

The footnotes and attachments contained in this document are for information only and may be added, deleted or revised by the CCO from time to time without prior approval of the Boards.

I. Privacy

All information obtained from each Access Person or Supervised Person is provided for the purpose of monitoring conflict of interests as outlined in the Code and as required by law. Thrivent has adopted administrative, technical, and physical controls to safeguard the security, confidentiality, and integrity of the information provided. Only authorized individuals are given access to the information provided and no information is disclosed to outside third parties unless required by law or regulatory entity. All information will be retained securely for the period dictated by Recordkeeping Requirements under the Code.

ATTACHMENT A

The following is a list of closed-end funds that are NOT exempt from the Code’s pre-clearance requirements under section VIII.A.3.

Non-Exempt Security Name	Ticker Symbol
Aberdeen Asia-Pacific Income Fund	FAX
Allianz GI NFJ Dividend, Interest & Premium Strategy Fund	NFJ
Apollo Investment Corp.	AINV
Ares Capital Corp.	ARCC
BlackRock Enhanced Equity Dividend Trust	BDJ
Blackrock Resources and Commodities Strategy Trust	BCX
Cohen & Steers REIT & Preferred Income Fund	RNP
Doubleline Income Solutions Fund	DSL
First Trust High Income Long/Short Fund	FSD
Golub Capital BDC Inc.	GBDC
Hercules Technology Growth	HTGC
Legg Mason Partners Income Trust—Western Asset Emerging Markets Debt Portfolio	ESD
Main Street Capital Corp	MAIN
MFS Intermediate Income Trust	MIN
Nuveen Quality Preferred Income Fund 2	JPS
PIMCO Dynamic Credit Income Fund	PCI
Solar Capital Ltd.	SLRC
TCP Capital Corp	TCPC
Templeton Global Income Fund	GIM
THL Credit Inc	TCRD
Western Asset High Income Opportunity Fund	HIO

Note: All closed-end funds (“CEFs”) structured as business development companies require pre-clearance and may not be reflected on this list.

List updated on July 23, 2015

ATTACHMENT B

Approved Account List

The following is a list of approved accounts:

1.	Thrivent Investment Management Inc.

2.	Thrivent Mutual Funds

3.	Thrivent variable annuity or variable life accounts

4.	Thrivent Financial 401(k) Plan

5.	Charles Schwab

6.	E-Trade

7.	Fidelity

8.	TD Ameritrade

9.	Grandfathered Wells Fargo Accounts: Accounts approved only for Access Persons with Wells Fargo accounts as of 12/31/2013.